Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Full-Year 2012 Results;
Raises Guidance for 2013

•	Revenue Increases 15 Percent to $3.6 Billion
•	Core EPS Increases 14 Percent to $8.71

Dallas, TX, January 31, 2013 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the year ended December 31, 2012.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2012	2011	% Change	2012	2011	% Change

Revenue	$972	$848	15%	$3,641	$3,173	15%
Net income	$84	$66	27%	$422	$315	34%
Net income per diluted share	$1.27	$1.12	13%	$6.58	$5.45	21%
Diluted shares outstanding	66.0	59.1	12%	64.1	57.8	11%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$277	$231	20%	$1,192	$1,009	18%
Adjusted EBITDA, net of funding costs	$245	$194	26%	$1,074	$860	25%
Core earnings per diluted share	$1.84	$1.70	8%	$8.71	$7.63	14%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

FULL YEAR

Revenue increased 15 percent to $3.6 billion and adjusted EBITDA increased 18 percent to $1.2 billion for 2012. Net income per diluted share (EPS) increased 21 percent to $6.58, and core earnings per diluted share (core EPS) increased 14 percent to $8.71 for 2012, exceeding the Company’s guidance of $8.60. The acquisition of the Hyper Marketing group of companies (HMI), which closed on November 30, 2012, added approximately $0.04 to core EPS for 2012.

Diluted shares outstanding were 64.1 million for 2012, an increase of 6.3 million dilutive shares as compared to 2011. The increase was primarily attributable to a 4.0 million increase in ‘phantom shares,’ which are shares that the Company does not have to economically settle, and a 3.2 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “2012 was another heck of a year for Alliance Data, culminating in another year of record results. Looking at the final scorecard for 2012, it shows a balanced year with strong contributions from all three segments. LoyaltyOne organically grew both its revenue and adjusted EBITDA by 9 percent. In addition, LoyaltyOne’s joint venture in Brazil is really starting to ramp up. While it is currently unconsolidated, which means we do not record any revenue, dotz’s revenue increased 176 percent to $69 million in 2012. Epsilon grew its revenue by 18 percent and adjusted EBITDA by 14 percent. While by Epsilon’s standards 2012 was an off-year in terms of organic growth, it was still positive with organic revenue growth of 4 percent and adjusted EBITDA growth of 10 percent, excluding non-recurring items. Finally, Private Label had a blow-out year with revenue growth of 16 percent and adjusted EBITDA (net of funding costs) growth of 33 percent. Most importantly, in a stagnant market, our portfolio of credit card receivables ended the year up over 30 percent, which sets the stage for a robust 2013.”

Heffernan continued, “Throughout 2012, we continued to execute our long-term strategy of driving strong organic growth, coupled with tuck-in acquisitions and targeted share repurchases designed to further enhance shareholder value. That is the Alliance Data three-pronged model. Our execution of the model was excellent as we achieved all three of our key goals. First, organically, we grew revenue about 9 percent in 2012 – about 3 times GDP growth. Second, we acquired HMI to expand digital capabilities at Epsilon. Strategically, it filled a gap at Epsilon, plus the valuation was compelling as it was accretive to core EPS from Day 1. Third, we continued to execute our share repurchase program, which further maximizes shareholder value, and spent over $137 million to acquire more than 1 million Alliance Data shares in 2012. Continuing our belief in the value of such a program, on January 8, 2013, we announced that our board of directors approved a new stock repurchase program to acquire up to $400 million of the Company's common stock during 2013. With over $1.8 billion of liquidity at the end of 2012, we have more than sufficient funds to continue our three-pronged strategy in 2013, which we believe will continue to drive long-term value for our shareholders.”

FOURTH QUARTER

Revenue increased 15 percent to $972 million and adjusted EBITDA increased 20 percent to $277 million for the fourth quarter of 2012. Net income per diluted share (EPS) increased 13 percent to $1.27, and core earnings per diluted share (core EPS) increased 8 percent to $1.84 for the fourth quarter of 2012, exceeding the Company’s guidance of $1.73. The acquisition of HMI added approximately $0.04 to core EPS for the fourth quarter of 2012.

Diluted shares outstanding were 66.0 million for the fourth quarter of 2012, an increase of 6.9 million dilutive shares as compared to the fourth quarter of 2011. The increase was primarily attributable to a 3.5 million increase in ‘phantom shares,’ which are shares that the Company does not have to economically settle, and a 3.7 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment increased $2 million, or 1 percent, to $216 million for the fourth quarter of 2012. Excluding the benefit of favorable exchange rates, revenue decreased 2 percent for the fourth quarter of 2012 due to lower redemption revenue. Adjusted EBITDA was $57 million, up 24 percent compared to the fourth quarter of 2011. Excluding the impact of favorable Canadian exchange rates ($2 million), adjusted EBITDA increased 20 percent for the fourth quarter of 2012. The drag from international expansion efforts was essentially consistent with the fourth quarter of 2011.

AIR MILES® reward miles issued were up 6 percent, while AIR MILES reward miles redeemed decreased 8 percent compared to the fourth quarter of 2011. Redemption activity steadily moderated during 2012, with redemption rates of 102 percent, 78 percent, 73 percent and 60 percent in the first, second, third and fourth quarters, respectively. This unusual trend was prompted by the announcement of a five-year expiry policy at the end of 2011, which accelerated redemptions that would likely have occurred somewhat ratably in 2012 into the first-half of the year – essentially a ‘pull-forward’ of redemptions. The Company believes this effect has abated and expects redemption activity to return to more normal levels, approximating 72 percent, in 2013.

A new instant reward program, AIR MILES Cash, was added to the AIR MILES Reward Program during the first quarter of 2012. To date, approximately one million collectors have enrolled in the program, which is being offered at seven sponsors. The Company expects to expand the program in 2013, with a focus on high-frequency retail sponsors. The timing of sponsors joining the program is usually dictated by required point of sale programming changes on the part of the sponsors.

During the quarter, LoyaltyOne signed General Motors of Canada Limited (GMCL) to issue AIR MILES reward miles during key promotional periods for new vehicle purchase and leases at Canadian dealerships. Importantly, Bank of Montreal, the largest sponsor in the AIR MILES program, and American Express, a top 5 sponsor in the AIR MILES program, recently signed long-term renewals. International expansion efforts continue on track as the dotz coalition loyalty program in Brazil, in which the Company has a 37-percent ownership interest, ended the fourth quarter with over 6 million collectors, ahead of the Company’s year-end target. Currently operating in 5 markets, dotz plans to enter 5 additional markets in 2013.

Epsilon: Revenue for the segment increased $37 million, or 15 percent, to $292 million for the fourth quarter of 2012. Organic revenue growth was approximately 3 percent compared to the fourth quarter of 2011, driven by double-digit organic growth in the agency/analytics line of business.

By line of business, database/email revenue decreased 3 percent to $112 million for the fourth quarter of 2012, primarily due to weakness in the healthcare/pharmaceutical vertical. This weakness would normally have been offset by new signings, but Epsilon experienced delays in closing pipeline opportunities early in the year. Signings have since increased, leading to a stronger year-to-date backlog than the same period last year. Data revenue was down 2 percent to $51 million for the fourth quarter of 2012, with solid performance in compiled offerings offset by some softness in the cooperative data offering for the B-to-B vertical. Agency/analytics revenue increased 48 percent to $129 million for the fourth quarter of 2012, driven by strength in the auto and telco verticals, and the acquisition of HMI.

Adjusted EBITDA increased 9 percent to $69 million for the fourth quarter of 2012. Organic adjusted EBITDA growth was approximately 2 percent, or 10 percent excluding certain restructuring charges, compared to the fourth quarter of 2011. Excluding HMI, adjusted EBITDA margins were consistent between quarters at approximately 25 percent. Including HMI, adjusted EBITDA margins were down 1 percent compared to the fourth quarter of 2011, as agency products typically carry lower EBITDA margins.

Of significance during the quarter, Epsilon closed the acquisition of HMI on November 30, 2012. HMI brings a full breadth of ROI-based marketing services to Epsilon including: digital user experience design technology, specializing in websites, social media platforms and mobility; customer relationship marketing; consumer promotions marketing; direct and digital shopper marketing; distributed and local area marketing; and analytical services that include brand planning and consumer insights. These products give Epsilon expanded access into the “C” suite and should aid in cross-sale/up-sale opportunities in the future.

During the quarter, Epsilon announced a new multi-year agreement to provide loyalty marketing services to Walgreens, the nation’s largest drug store chain and a new multi-year agreement to provide a comprehensive email marketing platform to Regis Corporation, the global leader in the beauty industry.  In addition, Epsilon announced a multi-year renewal agreement to continue to provide direct marketing strategy, direct mail production, email strategy and analytics to KeyCorp, one of the nation’s largest bank-based financial services companies.

Private Label Services and Credit: Revenue for the segment increased $86 million, or 23 percent, to $466 million for the fourth quarter of 2012. Net finance charge income increased $93 million, or 26 percent, driven by a 31 percent increase in average credit card receivables, while transaction revenue decreased $7 million, or 36 percent, due in part to rebates paid to certain clients. Gross yield for the fourth quarter of 2012 was 26.7 percent, down 120 basis points from the prior year quarter due to the on-boarding of new portfolios and their associated accounting treatment.

Adjusted EBITDA, net of funding costs, increased 38 percent to $147 million for the fourth quarter of 2012, boosted by strong revenue growth and lower funding costs. Provision for loan loss expense was $102 million, consistent with the fourth quarter of 2011, as declining principal charge-off rates offset the substantial build in credit card receivables. Portfolio funding costs decreased $6 million to $31 million for the fourth quarter of 2012. Excluding non-cash mark-to-market gains on interest rate derivatives, the cash funding rate was 2 percent for the fourth quarter of 2012, down from 3 percent for the fourth quarter of 2011.

Credit sales increased 38 percent compared to the fourth quarter of 2011, a result of double-digit increases in core cardholder spending coupled with new programs added over the last 12 months. Credit card receivables were $7.5 billion at December 31, 2012, up 31 percent compared to December 31, 2011. The allowance for loan loss reserve was $482 million, or 6.5 percent of ending receivables, at December 31, 2012 compared to $468 million, or 8.3 percent of ending receivables, at December 31, 2011. Credit trends improved during the fourth quarter of 2012 as the principal charge-off rate dropped to 4.7 percent compared to 6.3 percent in the prior year quarter. Delinquency rates also improved to 4.0 percent of principal receivables at December 31, 2012, down from 4.4 percent at December 31, 2011.

Private Label recently reached agreements to provide private label credit card services with dots, a national women's apparel and accessories retailer, and RainSoft, an international company focused on water and air purification products.

2013 Outlook

First Quarter: The Company expects approximately 17 percent growth in revenue and 12 percent growth in core earnings for the first quarter of 2013. Core EPS is expected to increase approximately 5 percent to $2.50, less than the growth in core earnings due to an expected 8 percent increase in diluted share count. A higher expected average ADS share price compared to 2012 is expected to create incremental share dilution – both phantom and real – from the convertible notes.

Full Year: The Company’s detailed guidance for 2013 was given in its third quarter 2012 earnings release. Guidance will be refined as necessary during 2013. Based upon its strong fourth-quarter performance and the acquisition of HMI, the Company is raising its 2013 guidance.

•	Revenue is expected to increase to $4.2 billion for 2013 - up $300 million due to the acquisition of HMI - a 15 percent increase compared to 2012;
•	EPS and core EPS are expected to increase to $7.35 and $9.65, respectively, representing increases of approximately 12 percent and 11 percent, respectively, compared to 2012;
•
Using a $155 average share price, diluted share count is projected to be 65.6 million for 2013. Diluted share count is projected to be 67.1 million, 67.6 million, 64.6 million and 63.0 million for Q1, Q2, Q3 and Q4, respectively.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, January 31, 2013 at 8:00 a.m. (Eastern Time) to discuss the Company’s 2012 fourth-quarter and full-year results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “85790610”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on February 14, 2013.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenue	$971.9	$847.6	$3,641.4	$3,173.3
Operating expenses:
Cost of operations	605.8	526.2	2,214.7	1,907.2
Provision for loan loss	102.4	101.6	285.5	300.3
Depreciation and amortization	47.0	38.5	166.9	153.1
Total operating expenses	755.2	666.3	2,667.1	2,360.6
Operating income	216.7	181.3	974.3	812.7
Interest expense, net:
Securitization funding costs	24.7	30.4	92.8	126.7
Interest expense on deposits	6.5	6.3	25.2	23.1
Interest expense on long-term and other debt, net	47.3	37.3	173.5	148.8
Total interest expense, net	78.5	74.0	291.5	298.6
Income before income taxes	138.2	107.3	682.8	514.1
Income tax expense	54.6	41.4	260.6	198.8
Net income	$83.6	$65.9	$422.2	$315.3

Per share data:
Basic – Net income	$1.68	$1.32	$8.44	$6.22

Diluted – Net income	$1.27	$1.12	$6.58	$5.45

Weighted average shares outstanding – basic	49.8	49.9	50.0	50.7
Weighted average shares outstanding – diluted	66.0	59.1	64.1	57.8

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2012	As of December 31, 2011
ASSETS
Cash and cash equivalents	$893.4	$216.2
Credit card receivables, net	6,967.7	5,197.7
Redemption settlement assets	492.7	515.8
Intangible assets, net	582.9	383.6
Goodwill	1,751.1	1,449.4
Other assets	1,312.3	1,217.5
Total assets	$12,000.1	$8,980.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,249.1	$1,226.4
Deposits	2,228.4	1,353.8
Asset-backed securities debt – owed to securitization investors	4,131.0	3,260.3
Debt	2,854.8	2,183.5
Other liabilities	1,008.3	780.2
Total liabilities	11,471.6	8,804.2
Stockholders' equity	528.5	176.0
Total liabilities and stockholders’ equity	$12,000.1	$8,980.2

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$422.2	$315.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	166.9	153.1
Deferred income taxes	102.3	47.0
Provision for loan loss	285.5	300.3
Non-cash stock compensation	50.5	43.5
Amortization of discount on convertible senior notes	82.4	73.7
Change in operating assets and liabilities, net of acquisitions	63.3	121.9
Other	(38.9)	(43.4)
Net cash provided by operating activities	1,134.2	1,011.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	37.2	(49.2)
Change in restricted cash	(46.8)	98.4
Change in credit card receivables	(1,371.4)	(578.1)
Purchase of credit card receivables	(780.0)	(68.5)
Capital expenditures	(116.4)	(73.5)
Payments for acquired businesses, net of cash acquired	(463.9)	(359.1)
Change in cash collateral, restricted	99.0	22.1
Other	(29.0)	(32.8)
Net cash used in investing activities	(2,671.3)	(1,040.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,095.1	3,256.5
Repayments of borrowings	(506.2)	(3,012.7)
Issuances of deposits	1,866.2	1,180.3
Repayments of deposits	(991.6)	(685.6)
Borrowings from asset-backed securities	2,543.9	2,179.7
Repayments/maturities of asset-backed securities	(1,673.2)	(2,579.6)
Proceeds from issuance of common stock	20.7	29.4
Purchase of treasury shares	(125.8)	(240.9)
Other	(20.1)	(17.9)
Net cash provided by financing activities	2,209.0	109.2
Effect of exchange rate changes on cash and cash equivalents	5.3	(2.8)
Change in cash and cash equivalents	677.2	77.1
Cash and cash equivalents at beginning of period	216.2	139.1
Cash and cash equivalents at end of period	$893.4	$216.2

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Segment Revenue:
LoyaltyOne	$216.0	$214.3	1%	$919.0	$844.8	9%
Epsilon	292.0	254.6	15%	996.2	847.1	18%
Private Label Services and Credit	466.4	380.3	23%	1,732.2	1,489.0	16%
Corporate/Other	–	0.2	nm	0.4	1.1	nm
Intersegment Eliminations	(2.5)	(1.8)	nm	(6.4)	(8.7)	nm
	$971.9	$847.6	15%	$3,641.4	$3,173.3	15%

Segment Adjusted EBITDA:
LoyaltyOne	$56.8	$46.0	24%	$236.1	$217.1	9%
Epsilon	69.4	63.9	9%	222.3	195.4	14%
Private Label Services and Credit	178.3	143.6	24%	823.2	678.3	21%
Corporate/Other	(27.9)	(21.9)	27%	(89.9)	(76.4)	18%
Intersegment Eliminations	–	(0.8)	nm	–	(5.1)	nm
	$276.6	$230.8	20%	$1,191.7	$1,009.3	18%

Key Performance Indicators:
Private Label statements generated	47.1	37.3	26%	166.1	142.1	17%
Average receivables	$6,799.8	$5,173.4	31%	$5,927.6	$4,962.5	19%
Credit sales	$4,160.7	$3,011.3	38%	$12,523.6	$9,636.1	30%
AIR MILES reward miles issued	1,464.2	1,387.5	6%	5,222.9	4,940.4	6%
AIR MILES reward miles redeemed	880.7	958.5	(8)%	4,040.9	3,633.9	11%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2012	2011	2012	2011
Net income	$83.6	$65.9	$422.2	$315.3
Income tax expense	54.6	41.4	260.6	198.8
Total interest expense, net	78.5	74.0	291.5	298.6
Depreciation and other amortization	18.9	16.5	73.8	70.4
Amortization of purchased intangibles	28.1	22.0	93.1	82.7
EBITDA	263.7	219.8	1,141.2	965.8
Stock compensation expense	12.9	11.0	50.5	43.5
Adjusted EBITDA	$276.6	$230.8	$1,191.7	$1,009.3
Less: funding costs (1)	(31.2)	(36.7)	(118.0)	(149.8)
Adjusted EBITDA, net of funding costs	$245.4	$194.1	$1,073.7	$859.5

Core Earnings:
Net income	$83.6	$65.9	$422.2	$315.3
Add back non-cash non-operating items:
Stock compensation expense	12.9	11.0	50.5	43.5
Amortization of purchased intangibles	28.1	22.0	93.1	82.7
Non-cash interest expense (2)	26.5	30.1	98.9	104.9
Non-cash mark-to-market gain on interest rate derivatives	(6.9)	(8.6)	(29.6)	(31.7)
Income tax effect (3)	(22.6)	(20.1)	(76.6)	(73.4)
Core earnings	$121.6	$100.3	$558.5	$441.3

Weighted average shares outstanding – diluted	66.0	59.1	64.1	57.8
Core earnings per share – diluted	$1.84	$1.70	$8.71	$7.63

(1)	Represents interest expense on deposits and securitization funding costs.

(2)	Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.

(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended December 31, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$49.6	$4.7	$2.5	$56.8
Epsilon	37.9	27.7	3.8	69.4
Private Label Services and Credit	162.0	13.9	2.4	178.3
Corporate/Other	(32.8)	0.7	4.2	(27.9)
Intersegment Eliminations	–	–	–	–
	$216.7	$47.0	$12.9	$276.6

	Three Months Ended December 31, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$39.4	$4.8	$1.8	$46.0
Epsilon	36.3	24.6	3.0	63.9
Private Label Services and Credit	133.7	8.7	1.2	143.6
Corporate/Other	(27.3)	0.4	5.0	(21.9)
Intersegment Eliminations	(0.8)	–	–	(0.8)
	$181.3	$38.5	$11.0	$230.8

	Year Ended December 31, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$207.2	$19.6	$9.3	$236.1
Epsilon	106.2	101.7	14.4	222.3
Private Label Services and Credit	771.8	42.5	8.9	823.2
Corporate/Other	(110.9)	3.1	17.9	(89.9)
Intersegment Eliminations	–	–	–	–
	$974.3	$166.9	$50.5	$1,191.7

	Year Ended December 31, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$189.6	$20.3	$7.2	$217.1
Epsilon	93.5	90.1	11.8	195.4
Private Label Services and Credit	636.1	35.5	6.7	678.3
Corporate/Other	(101.4)	7.2	17.8	(76.4)
Intersegment Eliminations	(5.1)	–	–	(5.1)
	$812.7	$153.1	$43.5	$1,009.3

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.